SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Amendment No. 1

        Date of report (Date of earliest event reported): April 28, 2004
                                -----------------

                          TNX TELEVISION HOLDINGS, INC.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                 000-33313                  94-4868287
       (State or Other      (Commission File Number)       (I.R.S. Employer
        Jurisdiction                                       Identification No.)
      of Incorporation)

                         1811 Chestnut Street, Suite 120
                        Philadelphia, Pennsylvania 19103
              (Address of principal executive office and zip code)

Registrant's telephone number, including area code: (215) 972-8191

ITEM 5. Other Events and Regulation FD Disclosure.

TNX Television Holdings, Inc. (the "Registrant") hereby amends the Current Report on Form 8-K dated as of April 28, 2004 (initially filed with the Securities and Exchange Commission on April 28, 2004) (the "Initial Filing") such that the first two paragraphs under Item 5 of the Initial 8-K are hereby deleted in their entirety and replaced with the following:

      "On April 28, 2004, we completed a private placement of securities in which we raised approximately $10,080,000 in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds to us of approximately $9,300,000 after deducting the placement agent fees and other expenses related to the private placement. Roth Capital LLC acted as lead placement agent in connection with the private placement.

      Pursuant to the terms of the private placement, we issued to investors 10,080 shares of 5% Series A convertible preferred stock with a stated value of $1,000 per share, convertible into an aggregate of 7,466,664 shares of our common stock at a conversion price of $1.35 and warrants to purchase an aggregate of 3,733,337 shares of common stock at an exercise price of $1.75 per share. Investors received a warrant to purchase one share of common stock for each two shares of common stock issuable upon conversion of the shares of preferred stock."

The Registrant further amends the Initial 8-K such that the tenth paragraph under Item 5 thereof is hereby deleted in its entirety and replaced with the following:

      "After giving effect to the private placement, as of April 28, 2004, we had outstanding 46,065,937 shares of common stock and 10,080 shares of 5% Series A convertible preferred stock, convertible into an aggregate of approximately 7,466,664 shares of common stock, outstanding warrants to purchase an aggregate of 5,327,348 shares of common stock and outstanding options to purchase an aggregate of 5,133,668 shares of common stock."

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          TNX TELEVISION HOLDINGS, INC.

                              By:  /s/ Irwin L. Gross
                                  -------------------
                              Name: Irwin L. Gross
                              Title: Chief Executive Officer

Date: May 14, 2004